STOCK SUBSCRIPTION AGREEMENT


THIS AGREEMENT by and between Blue Ridge Advisors, Inc. ("Blue Ridge Advisors") and the Blue Ridge Funds Trust ("Trust"), a business trust organized and existing under and by virtue of the laws of the State of Delaware.

         In consideration of the mutual promises set forth herein, the parties agree as follows:

1. The Trust agrees to sell to Blue Ridge Advisors and Blue Ridge Advisors hereby subscribes to purchase 10,000 shares ("Shares") of beneficial interest of Blue Ridge Total Return Fund, a series of the Trust, each with a par value of $.01 per Share, at a price of ten dollars ($10.00) per each Share.

2. Blue Ridge Advisors agrees to pay $100,000 for all such Shares at the time of their issuance, which shall occur upon call of the President of the Trust, at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement") on September 30, 1997.

3. Blue Ridge Advisors acknowledges that the Shares to be purchased hereunder have not been, and will not be, registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Blue Ridge Advisors also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that Blue Ridge Advisors may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4. Blue Ridge Advisors represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof.

5. Blue Ridge Advisors agrees that it will not sell or dispose of the Shares or any part thereof unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.



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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement by their duly authorized representatives this 21st day of November, 1997.

                                BLUE RIDGE ADVISORS, INC.


                                By:      /s/ Jeffrey M. Doyon
                                         ____________________________
                                         Jeffrey M. Doyon
                                         Title:   President and Chief Financial
                                                  Officer

                                BLUE RIDGE FUNDS TRUST

                                By:      /s/ Allen R. Gillespie
                                         ____________________________
                                         Allen R. Gillespie
                                         Title:   Vice President and Trustee